Filed with the Securities and Exchange Commission on June 27, 2003

Registration No. 333-_________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Dreyer’s Grand Ice Cream Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	02-0623497

(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5929 College Avenue
Oakland, CA 94618

(Address of principal executive offices) (Zip code)

Options Assumed by Dreyer’s Grand Ice Cream Holdings, Inc.
Under the Dreyer’s Grand Ice Cream, Inc.
Stock Option Plan (1993) and Stock Option Plan (1992)

(Full title of the plan)

Alberto Romaneschi
Chief Financial Officer
Dreyer’s Grand Ice Cream Holdings, Inc.
5929 College Avenue
Oakland, CA 94618

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (510) 652-8187.

This registration statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act of 1933, as amended.

CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of Securities	Amount to be	offering price	aggregate offering	Amount of
to be registered[1]	registered[2]	per share[3]	price[3]	registration fee

Assumed Options under the Dreyer’s Grand Ice Cream, Inc. Stock Option Plan (1992)

Class A Callable Puttable Common Stock,	420,000	$13.33	$5,598,600.00	$452.93
Par Value $0.01

Assumed Options under the Dreyer’s Grand Ice Cream, Inc. Stock Option Plan (1993)

Class A Callable Puttable Common Stock,	5,819,616	$20.21	$117,614,398.94	$9,515.00
Par Value $0.01

TOTALS	6,239,614		$123,212,998.94	$9,967.93

[1] This registration statement registers the issuance of shares of the Class A Callable Puttable Common Stock (“Class A Common Stock”) of Dreyer’s Grand Ice Cream Holdings, Inc. (the “Registrant”), which is issuable pursuant to the exercise of options under the Dreyer’s Grand Ice Cream, Inc. Stock Option Plan (1992) and Stock Option Plan (1993).

[2] Pursuant to Rule 416(a), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

[3] Estimated pursuant to Rule 457 solely for purposes of calculating the registration fee. As to shares subject to outstanding but unexercised options assumed by Registrant under the Dreyer’s Grand Ice Cream, Inc. Stock Option Plan (1992) and Stock Option Plan (1993), the price is computed on the basis of the weighted average exercise price.

Explanatory Note: Pursuant to an Agreement and Plan of Merger and Contribution, dated as of June 16, 2002, and amended as of October 25, 2002, February 5, 2003 and June 16, 2003 (the “Merger Agreement”), by and among Dreyer’s Grand Ice Cream, Inc. (“Dreyer’s”), the Registrant, December Merger Sub, Inc., a wholly-owned subsidiary of the Registrant (“Merger Sub”), Nestlé Holdings, Inc. (“Nestlé”) and NICC Holdings, Inc., a wholly-owned indirect subsidiary of Nestlé (“NICC Holdings”), Dreyer’s formed the Registrant for the purpose of combining the businesses of Dreyer’s and Nestlé Ice Cream Company, LLC (“NICC”), the Nestlé affiliate which holds Nestlé’s United States frozen desert business. The combination will result in Dreyer’s and NICC becoming wholly-owned subsidiaries of the Registrant. Each issued and outstanding share of Dreyer’s common stock (other than shares held in treasury, if any, which will be canceled) will be converted into the right to receive one share of the Registrant’s Class A Common Stock. Pursuant to the Merger Agreement, the Registrant assumed the obligations of Dreyer’s under Dreyer’s Stock Option Plan (1992) and Stock Option Plan (1993).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

          The following documents, as filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) and made a part hereof:

          (a) Dreyer’s Annual Report on Form 10-K filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), containing audited consolidated financial statements of Dreyer’s for the fiscal year ended December 28, 2002 filed with the Commission on March 28, 2003.

          (b) All other reports filed by Dreyer’s pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above.

          (c) The Registrant’s Current Report on Form 8-K12G3 filed with the Commission on June  27, 2003.

          (d) The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-4/A filed on February 14, 2003 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

          The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

          Inapplicable.

Item 6. Indemnification of Directors and Officers

          Section 102(b) of the General Corporation Law of the State of Delaware authorizes a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director’s “duty of care.” While this statute does not change a director’s duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director’s duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. As permitted by the statute, the Registrant has adopted provisions in its Certificate of Incorporation which eliminate to the fullest extent permissible under Delaware law the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care.

          Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The Bylaws of the Registrant provide for indemnification of its directors, officers, employees and agents to the full extent permitted by Delaware law. The Registrant’s Bylaws also empower it to enter into indemnification agreements with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. The Registrant has entered into agreements with its directors and certain of its executive officers that require the Registrant to indemnify such persons to the fullest extent permitted under Delaware law against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an executive officer of the Registrant or any of its affiliated enterprises. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

          Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7. Exemption From Registration Claimed

          Inapplicable.

Item 8. Exhibits

          See Exhibit Index.

Item 9. Undertakings

          The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakland, State of California, on June  27, 2003.

Dreyer’s Grand Ice Cream Holdings, Inc.

By: /s/ Alberto Romaneschi Alberto Romaneschi Chief Financial Officer

SIGNATURES AND POWER OF ATTORNEY

     The officers and directors of Dreyer’s Grand Ice Cream Holdings, Inc. whose signatures appear below hereby constitute and appoint T. Gary Rogers and Alberto Romaneschi, and each of them, their true and lawful attorneys and agents, with full power of substitution, each with power to act alone, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and each of the undersigned does hereby ratify and confirm all that each of said attorneys and agents, or their or his substitutes, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on June 27, 2003.

Signature	Title

/s/ T. Gary Rogers T. Gary Rogers	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)

/s/ Alberto Romaneschi Alberto Romaneschi	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jan L. Booth Jan L. Booth	Director

/s/ Peter Brabeck-Lethmathe Peter Brabeck-Lethmathe	Director

/s/ William F. Cronk III William F. Cronk, III	Director

/s/ Tahira Hassan Tahira Hassan	Director

/s/ John W. Larson John W. Larson	Director

/s/ Carlos E. Represas Carlos E. Represas	Director

/s/ Jorge Sadurni Jorge Sadurni	Director

/s/ Timothy P. Smucker Timothy P. Smucker	Director

/s/ Joe Weller Joe Weller	Director

EXHIBIT INDEX

4.1	Restated Certificate of Incorporation of the Registrant is incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 27, 2003

4.2	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8K filed with the Commission on June 27, 2003

4.3	Agreement and Plan of Merger and Contribution, dated as of June 16, 2002, Amendment No.1 thereto, dated as of October 25, 2002 and Amendment No.2 thereto, dated as of February 5, 2003, by and among Dreyer’s Grand Ice Cream, Inc., New December, Inc., December Merger Sub, Inc., Nestlé Holding, Inc., and NICC Holdings, Inc. (incorporated by reference to Annex A to Proxy Statement/Prospectus filed on February 18, 2003 pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration No.333-101052).

4.4	Amendment No. 3, dated June 16, 2003, to the Agreement and Plan of Merger and Contribution, dated as of June 16, 2002, as amended on October 25, 2002 and February 5, 2003, by and among Dreyer's Grand Ice Cream, Inc., New December, Inc., December Merger Sub, Inc., Nestlé Holdings, Inc. and NICC Holdings, Inc.

5	Opinion re legality

23.1	Consent of Counsel (included in Exhibit 5)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Auditors

24	Power of Attorney (included in signature pages to this registration statement)